Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trident Digital Tech Holdings Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price			Fee Rate	Amount of Registration Fee
Equity	Class B ordinary shares, par value US$0.00001 per share	Rule 457(c) and Rule 457(h)	137,500,000	(2)	0.277	(3)	US$	38,087,500	(2)(3)	0.0001531	US$	5,831.19625
Total Offering Amounts							US$	38,087,500	(2)(3)		US$	5,831.19625
Total Fee Offsets												N/A
Net Fee Due											US$	5,831.19625

(1)	The Class B ordinary shares, par value US$0.00001 per share of Trident Digital Tech Holdings Ltd (the “Registrant”) registered hereunder are represented by American depositary shares “(ADSs”), each representing eight Class B ordinary shares, par value US$0.00001 per share. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares have been registered under a separate registration statement on Form F-6 (Registration No. 333- 275089).

(2)	Represents Class B ordinary shares, par value US$0.00001 per share to be issued upon exercise of awards to be granted under the 2023 Equity Incentive Plan, as amended and restated.

(3)	Estimated solely for the purpose of determining the amount of registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high ($2.305) and low ($2.125) prices for the Registrant’s ADS on the Nasdaq Capital Market on December 31, 2024.